Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Newly Constructed,

1,150-Unit Self Storage Facility in Greater San Diego

SAN DIEGO – (January 23, 2020) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc., announced today its acquisition of a newly constructed, 1,150-unit self storage facility in Escondido, California, a suburb of San Diego.

“This facility benefits from its strategic location near the Metcalf Street and Mission Avenue intersection as well as Interstate 15 and California State Route 78, thoroughfares that experience high daily traffic counts,” said Wayne Johnson, chief investment officer. “We are pleased to further strengthen our portfolio of premier self storage facilities with the addition of this newly constructed, well-located facility.”

Located at 852 Metcalf St., the fenced and lit facility is comprised of approximately 96,500 square feet of space and is situated on 1.13 acres of land. Constructed during 2019 and completed in 2020, the self storage property features climate-controlled units, computerized keypad access, ground-level units, video surveillance and wide driveways. This location conveniently serves the communities of Escondido, Vineyard, Richland, Country Club and South Boulevard.

Additional details are available on the SmartStop website at https://smartstopselfstorage.com/find-storage/ca/escondido/852-metcalf-st.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 23 self storage facilities comprising approximately 17,000 self storage units and 1.9 million net rentable square feet of storage space, as well as four parcels of land under development.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.5 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 29 properties in 10 states and Toronto, Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 93,000 units and 10.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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